UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________

Form 8-K
_____________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): January 12, 2017

Simmons First National Corporation
(Exact Name of Registrant as Specified in Charter)

Arkansas	0-6253	71-0407808
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

501 Main Street, Pine Bluff, Arkansas 71601
(Address of Principal Executive Offices) (Zip Code)

(870) 541-1000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

       On Thursday, January 12, 2017, the board of directors (“Board”) of Simmons First National Corporation (“Corporation”) approved an increase in the size of the Board from 11 to 13 members and the appointment of Jerry Hunter and Mindy West as directors of the Corporation.

       Mr. Hunter was appointed to the Compensation Committee of the Board.  He is a partner in the St. Louis, Missouri, office of Bryan Cave LLP, an international law firm, where he conducts a labor and employment law practice.  Mr. Hunter previously served as general counsel of the National Labor Relations Board, and he is a graduate of the University of Arkansas at Pine Bluff and Washington University School of Law.

       Ms. West, a certified public accountant, was appointed to the Audit Committee of the Board.  She is Executive Vice President, Chief Financial Officer, and Treasurer of Murphy USA Inc., where she is responsible for the company’s finance and accounting functions.  Prior to joining Murphy USA Inc., she held various positions at Murphy Oil Corporation.  Ms. West has a bachelor’s degree in finance from the University of Arkansas at Fayetteville and a bachelor’s degree in accounting from Southern Arkansas University.

Item 8.01. Other Events.

       On Friday, January 13, 2017, the Corporation issued a press release announcing the appointment of Mr. Hunter and Ms. West to the Board.  A copy of the press release is attached as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

       Exhibit 99.1        Press Release issued by the Corporation on January 13, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Simmons First National Corporation

Date: January 13, 2017	By:	/s/ Robert A. Fehlman
Robert A. Fehlman
Senior Executive Vice President, Chief Financial Officer and Treasurer

INDEX TO EXHIBITS

Exhibit Number	Description

99.1	Press Release issued by the Corporation on January 13, 2017.